EXHIBIT 99.1

Contacts: Jim Weiss/Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330 (office)
(415) 362-5018

PHARMACYCLICS REPORTS FIRST QUARTER RESULTS

Sunnyvale, Calif., -- October 30, 2003 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today reported financial results for its first fiscal quarter ended September 30, 2003. The net loss for the period was $7.2 million, or $0.44 per share, compared to a net loss of $6.7 million, or $0.42 per share, in the comparable period of fiscal 2003.

Research and development expenses were $5.9 million for the three months ended September 30, 2003, compared to $5.9 million during the same period of the prior fiscal year. While total research and development expenses were the same between the two periods, total personnel costs declined approximately $0.7 million, primarily due to reduced headcount, and outside clinical trial costs increased approximately $0.8 million, primarily associated with the company's pivotal Phase 3 trial evaluating the efficacy and safety of its lead investigational product, Xcytrin® (motexafin gadolinium) Injection, for the treatment of brain metastases in lung cancer patients.

As of September 30, 2003, the company had cash, cash equivalents and marketable securities totaling $81.7 million, compared to $87.7 million at June 30, 2003.

"We are making continued progress both in our clinical programs and development of our technology platform," said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. "Clinical trials with Xcytrin are now ongoing at more than 100 medical centers, which are evaluating Xcytrin as a single agent and in combination with chemotherapy or radiation therapy. Our pivotal Phase 3 SMART trial is progressing according to plan, and other potential agents are emerging from our technology."

Recent Highlights Include:

  Positive data from two clinical trials with the company's lead investigational compound Xcytrin® (motexafin gadolinium) Injection were presented at the 45th annual meeting of the American Society for Therapeutic Radiology and Oncology (ASTRO) held last week in Salt Lake City.
  The company initiated two new Phase 1 trials of Xcytrin in combination with a leading chemotherapy agent, Taxotere® (docetaxel), for the treatment of advanced solid tumors. These studies are based upon positive results of this combination therapy in animal models of cancer where the two drugs were shown to have a synergistic anticancer effect.

  Preclinical data evaluating the potential of Antrin® Injection (motexafin lutetium), the company's novel investigational treatment for atherosclerotic plaque, were presented at the Cardiovascular Research Foundation's 15th Annual Scientific Symposium of TransCatheter Cardiovascular Therapeutics (TCT) in Washington, D.C., September 16-20.
  Positive data from the Phase 1 clinical trial of Antrin Phototherapy were published in the September 16 issue of the peer reviewed journal Circulation, the official journal of the American Heart Association.
  Positive findings from preclinical studies of a novel drug candidate to treat neurodegenerative diseases based on the company's proprietary texaphyrin technology platform were presented at the 226th American Chemical Society National Meeting providing evidence for the therapeutic effects of metallotexaphyrin molecules for the treatment of the progressive neurodegenerative disease Amylotrophic Lateral Sclerosis (ALS), often referred to as "Lou Gehrig's disease."

About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing novel products to treat cancer and atherosclerosis. The company's investigational compounds are rationally designed, ring-shaped synthetic molecules called texaphyrins that selectively localize in diseased tissues, such as cancer and atherosclerotic plaque. Texaphyrins react with various intracellular metabolites and growth factors to generate cytotoxic substances that reduce or eliminate the diseased tissue. More information about the company, its technology, and products in development can be found on its web site at www.pcyc.com. Pharmacyclics® , the "pentadentate" logo® , Xcytrin® and Antrin® are registered trademarks of Pharmacyclics, Inc.

NOTE: The statements made in this press release about the status and results of clinical trials, results of preclinical studies and the potential uses of the company's products, other than statements of historical fact, are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements, including risks associated with the initiation, timing, cost, completion and results of clinical trials, the progress of research and development programs, the regulatory approval process in the United States and other countries and future capital requirements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. For further information about risks that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to, its reports on Forms 10-Q and 10-K.

---FINANCIALS ATTACHED---

PHARMACYCLICS, INC.
(a development stage enterprise)
Condensed Statements of Operations
(unaudited)(in thousands, except per share data)

                                              Three Months Ended
                                                September 30,
                                              ------------------
                                                2003      2002
                                              --------  --------

Operating expenses:
     Research and development .............. $  5,935  $  5,856

     Marketing, general and administrative .    1,544     1,515
                                              --------  --------
            Total operating expenses .......    7,479     7,371
                                              --------  --------
Loss from operations .......................   (7,479)   (7,371)

Interest and other, net ....................      278       642
                                              --------  --------
Net loss ................................... $ (7,201) $ (6,729)
                                              ========  ========

Basic and diluted net loss per share ....... $  (0.44) $  (0.42)
                                              ========  ========
Shares used to compute basic and
    diluted net loss per share .............   16,236    16,189
                                              ========  ========

Condensed Balance Sheets (unaudited; in thousands)

                                                            September 30,   June 30,
                                                                2003         2003
                                                            -----------  -----------

   Assets
     Cash, cash equivalents and marketable securities .... $    81,745  $    87,735

     Other current assets ................................       1,229        1,339
                                                            -----------  -----------
          Total current assets ...........................      82,974       89,074

     Property and equipment, net .........................       1,820        2,206

     Other noncurrent assets .............................         573          573
                                                            -----------  -----------
                                                           $    85,367  $    91,853
                                                            ===========  ===========

   Liabilities and stockholders' equity
     Current liabilities ................................. $     3,103  $     2,408

     Long-term obligations ...............................          52           35

     Stockholders' equity ................................      82,212       89,410
                                                            -----------  -----------
                                                           $    85,367  $    91,853
                                                            ===========  ===========

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